3701 Wayzata Blvd Suite 500 | Minneapolis, MN 55416 | 952-947-7777

REGIS CORPORATION

Matt Doctor
[Address omitted]

December 22, 2021

Dear Matt,

On behalf of Regis Corporation ("Regis"), I am pleased to offer you employment with Regis in the role of Interim Chief Executive Officer ("Interim CEO") with the following terms:

- **Term**: Expected to commence on December 23, 2021, and continuing until (1) the date Regis hires you or your replacement as the permanent Chief Executive Officer, or (2) the date your employment with Regis is terminated by you or Regis for any other reason.
- **Interim Base salary**: $550,000, prorated based on your time in the Interim CEO role.
- **Annual Bonus**: You will be eligible for a cash bonus under the Regis Corporation Short-Term Incentive Plan with an annual target payout equal to 100% of your annualized base salary. Your annual bonus for fiscal year 2022 and any subsequent years will be prorated based on the number of days you work in the Interim CEO role during the fiscal year.
- **Acceptance Bonus:** In recognition of your acceptance of this interim role, you will be eligible to receive an acceptance bonus of $100,000 payable in a lump sum. Your receipt of this bonus is conditioned upon you remaining in the Interim CEO role for at least 30 days (or such earlier time as Regis transitions you out of the interim CEO role without Cause (as defined in the Senior Executive Severance Policy)). If you resign your employment or Regis terminates your employment with Regis with Cause prior to the 30-day anniversary of its payment, you will be required to repay the bonus in full.
- **Equity Grants:** You will continue to be eligible for equity grants as determined by the Regis Board of Directors' Compensation Committee.
- **Employee Benefits:** You will continue to be eligible to participate in executive level perquisites and employee benefit plans andprograms generally available to other senior executives of the company, subject to the terms and conditions of such plans and programs, which may change from time to time.
- **Covenants**: You will continue to be bound by the terms of the confidentiality and restrictive covenants you signed as a condition of your initial employment with Regis.

We intend to promptly commence the search for a permanent CEO candidate. We will strive to provide as much notice as possible of your transition out of the Interim CEO position. In the event you are transitioned out of the Interim CEO role, your employment terms will revert to those provided under your original offer letter dated February 1, 2021 ("Original Offer Letter") or such other terms communicated to you at the time of your transition. You acknowledge and agree that your transition out of the Interim CEO role (including, without limitation, any diminution in your compensation or duties as a result of such transition) will not constitute Good Reason under your Original Offer Letter, any written agreement between you and Regis (including any equity award agreement), or any company policy based on the interim nature of this role.

You understand that this offer, should you accept it, supersedes and replaces any other understanding or other agreement between you and Regis with respect to your employment with Regis as the Interim CEO. During this interim position, your terms of employment will be governed by this offer letter.

Your assignment to the Interim CEO role is conditioned upon your representation that you are able to perform the duties of this position and are not hindered by a non-compete or other agreement with any other employer which would prevent you from working at Regis in this role. Your employment with Regis continues to be at-will, which means either you or Regis may terminate your employment at any time for any reason, subject to any rights you may have under the Senior Executive Severance Policy referred to above, and Regis may alter the terms of your employment at any time and for any reason, including by reverting you to your original position with Regis.

Matt, I am delighted to provide you the opportunity to serve in this interim role and look forward to serving with you in the future. Please sign below to indicate your approval.

Respectfully,

/s/ David Grissen

David Grissen
Chair, Board of Directors

Matthew Doctor

Accepted by: Matt Doctor